 Exhibit 5.1

Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com

 Arnold C. Lakind

Barry D. Szaferman

Jeffrey P. Blumstein

Steven Blader

Brian G. Paul+

Craig J. Hubert++

Michael R. Paglione*

Lionel J. Frank**

Jeffrey K. Epstein+

Stuart A. Tucker

Scott P. Borsack***

Daniel S. Sweetser*

Robert E. Lytle

Janine G. Bauer***

Daniel J. Graziano Jr.

Nathan M. Edelstein**

Bruce M. Sattin***

Gregg E. Jaclin**

 Of Counsel

Stephen Skillman

Linda R. Feinberg

Paul T. Koenig, Jr.

Robert A. Gladstone

Janine Danks Fox*

Richard A. Catalina Jr.*†

Eric M. Stein**

Robert G. Stevens Jr.**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Chimbangu

Jamie Yi Wang#

Bella Zaslavsky**

Kathleen O’Brien

Steven A. Lipstein**

Yarona Y. Liang#

Brian A. Heyesey

September 17, 2014 Solar Wind Energy Tower, Inc. 1997 Annapolis Exchange Parkway, Suite 300 Annapolis, Maryland 21401	+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

Gentlemen:

We are acting as counsel for Solar Wind Energy Tower, Inc., a Nevada company (the “Company”), in connection with the Registration Statement on Form S-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an offering of 125,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that are to be issued to JDF Capital Inc. (the “Selling Stockholder”), pursuant to that certain purchase agreement dated June 3, 2014.

Such Shares include (i) 109,250,000 shares of Common Stock upon conversion of the 10% Convertible Promissory Note, (ii) 7,000,000 shares of Common Stock upon exercise of a warrant, for an exercise price of $0.05 per share for a period of 150 days from the effective date of the Registration Statement, and (iii) 8,750,000 shares of Common Stock upon exercise of a warrant, for an exercise price of $0.04 per share for a period of 90 days from the effective date of the Registration Statement.

We have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials, and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion. Based upon the foregoing, we are of the opinion that: (a) the Shares have been duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg E. Jaclin

Gregg E. Jaclin

For the Firm